Exhibit 99.1
For Immediate Release
Contact:
Thomas W. Stoelk
Vice President and
Chief Financial Officer
(724) 465-8904
Superior Well Services, Inc. Announces Appointment of New Director to Board of Directors
INDIANA, PENNSYLVANIA, July 24, 2006 – Superior Well Services, Inc. (NASDAQ: SWSI) announced the appointment by the Board of Directors of Mr. Edward J.“Jed” DiPaolo as a member of the Board of Directors effective as of July 21, 2006. Mr. DiPaolo, 53, has also been appointed to each of the Compensation Committee and Nominating and Corporate Governance Committee of the Board of Directors. The Board of Directors has determined that Mr. DiPaolo satisfies the independence standards of the Nasdaq Global Market and the Securities and Exchange Commission.
In connection with the appointment of Mr. DiPaolo to the Board of Directors, the number of directors constituting the entire Board of Directors was increased from six to seven.
Mr. DiPaolo is a Partner with Growth Capital Partners, L.P., and has served in that capacity since August of 2003. From 1976 to 2002, Mr. DiPaolo was with Halliburton Company, most recently as Group Senior Vice President of Global Business Development. Previously, Mr. DiPaolo was the North American Regional Vice President and Far East Regional Vice President within Halliburton. Mr. DiPaolo currently serves on the Board of Directors of Evolution Petroleum Corporation (American Stock Exchange: EPM), Boots and Coots International Well Control, Inc. (American Stock Exchange: WEL), Innicor Subsurface Technologies, Inc. (Toronto Stock Exchange: IST) and the Edgen Corporation.
Mr. DiPaolo received an undergraduate degree in agricultural engineering from West Virginia University in 1976 and serves on the Advisory Board of the West Virginia University College of Engineering.
Superior Well Services, Inc. is an oilfield services company operating in many of the major oil and natural gas producing regions of the United States.
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Superior expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by Superior based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Superior’s control, which may cause Superior’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include a decrease in domestic spending by the oil and natural gas exploration and production industry, a decline in or substantial volatility of crude oil and natural gas commodity prices, the loss of one or more significant customers, the loss of or interruption in operations of one or more key suppliers, the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in Superior’s Securities and Exchange Commission filings.
SOURCE: Superior Well Services, Inc.

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